Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS
Announces Cash Distribution

HOUSTON, November 3, 2017— Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the third quarter of 2017. Buckeye reported net income attributable to Buckeye’s unitholders for the third quarter of 2017 of $116.2 million compared to net income attributable to Buckeye’s unitholders for the third quarter of 2016 of $156.4 million. Adjusted EBITDA (as defined below) for the third quarter of 2017 was $277.3 million compared to $271.6 million for the third quarter of 2016.

Net income attributable to Buckeye’s unitholders was $0.81 per diluted unit for the third quarter of 2017 compared to $1.19 per diluted unit for the third quarter of 2016. The diluted weighted average number of units outstanding in the third quarter of 2017 was 142.8 million compared to 131.9 million in the third quarter of 2016. During the quarter, Buckeye sold limited partnership units in a block trade for approximately $210 million, which in part was used to fund the merger of VTTI Energy Partners LP with and into a direct wholly owned subsidiary of VTTI B.V. (“VTTI”) as well as capital expenditures. Buckeye expects this offering to eliminate the need for additional equity offerings through mid-2018.

“Buckeye’s third quarter financial results highlight the benefits realized through our diversification efforts implemented across our portfolio of fee-based assets. This diversification enables us to continue to generate stable and consistent cash flows for our unitholders,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “The contribution from our investment in VTTI and improved performance from our Buckeye Texas Partners joint venture drove the year-over-year improvement in our Global Marine Terminals segment. This improvement was partially offset by lower capacity utilization during the quarter, largely as a result of the exit of a long-term customer from one of our facilities and evolving market dynamics. Our commercial teams remain focused on recontracting efforts and we are executing on specific facility modification efforts to better align our product storage capabilities with customer demand. Our Domestic Pipelines & Terminals segment continued to make strong contributions as a result of increased pipeline and terminal throughput volumes during the quarter. The growth in this segment was offset by the prior year benefit from the crude-by-rail contract at our Albany, New York terminal and the associated buy-out payment. Our Buckeye Merchant Services business performance increased year-over-year as a result of stronger demand in the markets we serve.”

“The merger of VTTI Energy Partners LP with and into VTTI was successfully completed during the quarter,” continued Mr. Smith. “We believe this transaction further enhances the accretion for our unitholders from our investment in VTTI and greatly simplifies its structure, allowing its accomplished management team to focus on operating and growing VTTI’s global footprint. VTTI has a decade-long history of significant growth in the international storage market through acquisition and greenfield expansion, and we believe VTTI represents a tremendous growth platform for Buckeye.” Mr. Smith continued, “In addition, during the third quarter, our facilities and operations in the Bahamas, Puerto Rico, Florida and Corpus Christi were impacted by hurricanes. I am pleased to report our employees and their families weathered the storms safely. Although our Yabucoa, Puerto Rico terminal suffered a direct hit from one of the storms and did incur some minor damage, we were able to quickly return all facilities to operational status within a few days of the storm’s passing. Safety is and always will be the number one priority at Buckeye, which we believe was demonstrated by the success of our hurricane preparedness plans, ensuring the safety of our employees and assets.”

Distributable cash flow (as defined below) for the third quarter of 2017 was $181.9 million compared to $194.0 million for the third quarter of 2016. Buckeye also reported distribution coverage of 0.98 times for the third quarter of 2017.

Cash Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.2625 per limited partner unit (“LP Unit”) for the quarter ended September 30, 2017. The distribution will be payable on November 20, 2017 to unitholders of record on November 13, 2017. This cash distribution represents a 3.1 percent increase over the $1.2250 per LP Unit distribution declared for the third quarter of 2016. Buckeye has paid cash distributions in each quarter since its formation in 1986.

Conference Call. Buckeye will host a conference call with members of executive management today, November 3, 2017, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to https://edge.media-server.com/m6/p/gjyp4z5g ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 96275314. A replay will be archived and available at this link through December 3, 2017, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 96275314. A slide presentation will accompany today’s conference call and will be posted and available for printing a few minutes prior to the call at www.buckeye.com under the Investor Center section.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates, or owns a significant interest in, a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Buckeye’s global terminal network, including through its interest in VTTI B.V. (“VTTI”), comprises more than 135 liquid petroleum products terminals with aggregate storage capacity of over 173 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean, Northwest Europe, the Middle East and Southeast Asia. Buckeye’s global network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Through its 50% equity interest in VTTI, Buckeye’s global terminal network offers premier storage and marine terminalling services for petroleum product logistics in key international energy hubs. Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are measures not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; certain gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures, that are incurred to maintain the operating, safety, and/or earnings capacity of our existing assets, plus or minus realized gains or losses on certain foreign currency derivative financial instrument, as applicable. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA and distributable cash flow of significant equity method investments, such as that in VTTI, B.V. (“VTTI”), and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. These adjustments include gains and losses on foreign currency derivative financial instruments used to hedge VTTI’s United States dollar denominated distributions which are excluded from Adjusted EBITDA and included in distributable cash flow when realized. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

We believe that investors benefit from having access to the same financial measures that we use and that these measures are useful to investors because they aid in comparing our operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by us may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding our expectation of increasing quarterly distributions in the future. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to realize the expected benefits of our investment in VTTI and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Product sales	$517,461	$337,092	$1,482,686	$1,086,180
Transportation, storage and other services	405,158	429,513	1,219,407	1,238,141
Total revenue	922,619	766,605	2,702,093	2,324,321

Costs and expenses:
Cost of product sales	506,780	326,718	1,447,408	1,049,315
Operating expenses	157,820	149,867	482,008	446,671
Depreciation and amortization	65,661	63,472	195,987	188,220
General and administrative	23,904	20,321	69,987	63,737
Other, net	501	—	(3,921)	—
Total costs and expenses	754,666	560,378	2,191,469	1,747,943
Operating income	167,953	206,227	510,624	576,378

Other income (expense):
Earnings from equity investments	9,232	2,901	22,710	8,459
Interest and debt expense	(56,561)	(48,476)	(168,870)	(144,093)
Other income (expense)	48	(74)	157	(102)
Total other expense, net	(47,281)	(45,649)	(146,003)	(135,736)

Income before taxes	120,672	160,578	364,621	440,642
Income tax expense	(448)	(308)	(1,709)	(896)
Net income	120,224	160,270	362,912	439,746
Less: Net income attributable to noncontrolling interests	(4,037)	(3,896)	(10,427)	(11,803)
Net income attributable to Buckeye Partners, L.P.	$116,187	$156,374	$352,485	$427,943

Earnings per unit attributable to Buckeye Partners, L.P.:
Basic	$0.82	$1.19	$2.50	$3.28
Diluted	$0.81	$1.19	$2.49	$3.26

Weighted average units outstanding:
Basic	142,088	131,113	141,104	130,439
Diluted	142,818	131,940	141,781	131,076

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Domestic Pipelines & Terminals	$254,277	$265,036	$761,438	$752,968
Global Marine Terminals	155,281	170,072	487,613	509,653
Merchant Services	526,844	344,041	1,498,438	1,103,186
Intersegment	(13,783)	(12,544)	(45,396)	(41,486)
Total revenue	$922,619	$766,605	$2,702,093	$2,324,321

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$146,072	$137,777	$434,711	$410,097
Global Marine Terminals	103,209	97,312	316,663	294,220
Merchant Services	519,168	337,833	1,485,491	1,085,112
Intersegment	(13,783)	(12,544)	(45,396)	(41,486)
Total costs and expenses	$754,666	$560,378	$2,191,469	$1,747,943

Depreciation and amortization:
Domestic Pipelines & Terminals	$23,494	$22,292	$69,885	$64,083
Global Marine Terminals	40,886	39,907	122,250	120,324
Merchant Services	1,281	1,273	3,852	3,813
Total depreciation and amortization	$65,661	$63,472	$195,987	$188,220

Operating income (loss):
Domestic Pipelines & Terminals	$108,205	$127,259	$326,727	$342,871
Global Marine Terminals	52,072	72,760	170,950	215,433
Merchant Services	7,676	6,208	12,947	18,074
Total operating income	$167,953	$206,227	$510,624	$576,378

Adjusted EBITDA:
Domestic Pipelines & Terminals	$138,880	$152,785	$413,710	$423,245
Global Marine Terminals	128,696	110,705	391,084	325,710
Merchant Services	9,742	8,159	19,224	23,909
Total Adjusted EBITDA	$277,318	$271,649	$824,018	$772,864

Capital expenditures: (2)
Domestic Pipelines & Terminals	$60,513	$89,004	$173,230	$216,670
Global Marine Terminals	39,842	66,938	129,940	163,357
Merchant Services	373	13	519	45
Total capital expenditures	$100,728	$155,955	$303,689	$380,072

Summary of capital expenditures: (2)
Maintenance capital expenditures	$35,490	$33,094	$108,570	$84,541
Expansion and cost reduction	65,238	122,861	195,119	295,531
Total capital expenditures	$100,728	$155,955	$303,689	$380,072

	September 30,	December 31,
	2017	2016
Key Balance Sheet Information:
Cash and cash equivalents	$7,922	$640,340
Long-term debt, total (3)	4,593,635	4,217,695
_______________________________

(1)	Includes depreciation and amortization.

(2)
Amounts exclude the impact of accruals. On an accrual basis, capital expenditure additions to property, plant and equipment were $103.4 million and $121.6 million for the three months ended September 30, 2017 and 2016, respectively, and $295.7 million and $337.3 million for the nine months ended September 30, 2017 and 2016, respectively.

(3)	Includes long-term debt portion of the Buckeye Partners, L.P. Credit Facility of $497.6 million as of September 30, 2017.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	789.3	792.8	757.3	762.9
Jet fuel	393.3	380.2	374.9	364.7
Middle distillates (1)	284.4	265.1	296.4	279.0
Other products (2)	17.0	20.1	21.2	18.3
Total throughput	1,484.0	1,458.2	1,449.8	1,424.9
Terminals:
Throughput (3)	1,254.0	1,242.5	1,237.2	1,232.3

Pipeline average tariff (cents/bbl)	88.7	86.1	89.5	85.6

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	89%	99%	93%	99%

Merchant Services (in millions of gallons):
Sales volumes	319.5	238.7	921.8	852.5
_________________________
(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 85% and 93% for the three months ended September 30, 2017 and 2016, respectively, and approximately 89% and 92% for the nine months ended September 30, 2017 and 2016.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2017	2016	2017	2016
Net income		$120,224	$160,270	$362,912	$439,746
Less:	Net income attributable to noncontrolling interests	(4,037)	(3,896)	(10,427)	(11,803)
Net income attributable to Buckeye Partners, L.P.		116,187	156,374	352,485	427,943
Add:	Interest and debt expense	56,561	48,476	168,870	144,093
	Income tax expense	448	308	1,709	896
	Depreciation and amortization (1)	65,661	63,472	195,987	188,220
	Non-cash unit-based compensation expense	8,176	8,853	25,756	22,912
	Acquisition and transition expense (2)	1,447	309	3,275	479
	Hurricane-related costs (3)	1,804	—	4,820	—
	Proportionate share of Adjusted EBITDA for the equity method investment in VTTI (4)	33,430	—	90,848	—
Less:	Amortization of unfavorable storage contracts (5)	—	(443)	—	(5,979)
	Gains on property damage recoveries (6)	—	(5,700)	(4,621)	(5,700)
	Earnings from the equity method investment in VTTI (4)	(6,396)	—	(15,111)	—
Adjusted EBITDA		$277,318	$271,649	$824,018	$772,864
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(52,230)	(44,268)	(155,817)	(131,465)
	Income tax expense, excluding non-cash taxes	(448)	(308)	(1,143)	(896)
	Maintenance capital expenditures	(35,490)	(33,094)	(108,570)	(84,541)
	Proportionate share of VTTI’s interest expense, current income tax expense, realized foreign currency derivative gains and losses, and maintenance capital expenditures (4)	(10,145)	—	(28,853)	—
Add:	Hurricane-related maintenance capital expenditures	2,929	—	13,358	—
Distributable cash flow		$181,934	$193,979	$542,993	$555,962

Distributions for coverage ratio (7)		$186,198	$161,755	$542,661	$478,869

Coverage ratio		0.98	1.20	1.00	1.16
_________________________

(1)
Includes 100% of the depreciation and amortization expense of $18.1 million and $18.5 million for Buckeye Texas Partners LLC for the three months ended September 30, 2017 and 2016, respectively, and $54.1 million and $52.5 million for the nine months ended September 30, 2017 and 2016, respectively.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)
Represents costs incurred at our BBH facility in the Bahamas, Yabucoa Terminal in Puerto Rico, Corpus Christi facilities in Texas, and certain terminals in Florida, as a result of Hurricanes Harvey, Irma, and Maria, which occurred in August and September 2017, as well as Hurricane Matthew, which occurred in October 2016, consisting of operating expenses and write-offs of damaged long-lived assets.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial.

(5)	Represents amortization of negative fair value allocated to certain unfavorable storage contracts acquired in connection with the BBH acquisition.

(6)	Represents gains on recoveries of property damages caused by third parties, primarily related to an allision with a ship dock at our terminal located in Pennsauken, New Jersey.

(7)
Represents cash distributions declared for LP Units and for distribution equivalent rights with respect to certain unit-based compensation awards (“DERs”) outstanding as of each respective period.  Amount for 2017 reflects actual cash distributions paid on LP Units and DERs for the quarter ended March 31, 2017 and June 30, 2017 and estimated cash distributions for LP Units and DERs for the quarter ended September 30, 2017.